EXHIBIT (8)(b)(1)
Amendment No. 1 to Participation Agreement (AllianceBernstein)

AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT
BETWEEN ALLIANCE GLOBAL INVESTOR SERVICES, INC.,
ALLIANCEBERNSTEIN INVESTMENT RESEARCH AND MANAGEMENT, INC.
AND
ML LIFE INSURANCE COMPANY OF NEW YORK
     THIS AMENDMENT, dated as of the 1st day of March, 2005, by and among Alliance Global Investor Services, Inc. a Delaware company (the “Transfer Agent”), AllianceBernstein Investment Research and Management, Inc., a Delaware company, (the “Underwriter”) and ML Life Insurance Company of New York, a New York life insurance company (the “Company”);
WITNESSETH:
     WHEREAS, the Transfer Agent, the Underwriter and the Company heretofore entered into a Participation Agreement dated September 16, 2002, (the “Agreement”), with regard to separate accounts established for variable life insurance and/or variable annuity contracts offered by the Company; and
     WHEREAS, the Transfer Agent, the Underwriter and the Company desire to amend Schedules A and B to the Agreement in accordance with the terms of the Agreement.
     NOW, THEREFORE, in consideration of the above premises, the Transfer Agent, the Underwriter and the Company hereby agree:
1.	Amendment. Schedules A and B to this Agreement are amended in their entirety and are replaced by the Schedules A and B attached hereto.

2.	Effectiveness. The revised Schedules A and B of the Agreement shall be effective as the date hereof.

3.	Continuation. Except as set forth above, the Agreement shall remain in full force and effective in accordance with its terms.

4.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original.

5.	Market Timing. Article XI is amended by adding a new section 11.9 to read as follows:

     11.9 Market Timing
     The Company agrees that it will take any and all actions reasonably necessary to ensure the compliance of contract owners with the Fund’s policies prohibiting “market timing,” as set forth in the Fund’s current prospectus. In the event that it should come to the Company’s attention that any contract owner is engaging in a pattern of purchases, redemptions, and/or exchanges of shares of a Fund that may evidence “market timing,” the Company shall notify the Distributor of such pattern. As permitted by law, the Company agrees to cooperate fully with the Distributor for the purpose of preventing “market timing,” and will upon request furnish the Distributor such information as Distributor may consider necessary or desirable to review the possible existence and extent of “market timing” by any contract owner. The Company will take any and all such actions as the Distributor may reasonably request in order to terminate any pattern of trading that the Distributor considers to be “market timing,” including imposing limitations on a contract owner’s ability to purchase or exchange shares of the Fund.
(Signatures located on following page)

     IN WITNESS WHEREOF, the Transfer Agent, the Underwriter and the Company have caused the Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

ALLIANCE GLOBAL INVESTOR SERVICES, INC.			ML LIFE INSURANCE COMPANY OF NEW YORK

By:	/s/ Mark R. Manley		By:	/s/ Edward W. Diffin Jr.

	Name:	Mark R. Manley		Name:	Edward W. Diffin Jr.
	Title:	Secretary		Title:	VP & Sr. Counsel
Date:			Date:	3/11/05

ALLIANCEBERNSTEIN INVESTMENT RESEARCH AND MANAGEMENT, INC.

By:	/s/ Mark R. Manley

	Name	: Mark R. Manley
	Title:	Secretary
Date:

Schedule A
SEPARATE ACCOUNTS UTILIZING THE FUNDS
ML of New York Variable Annuity Separate Account D
CONTRACTS FUNDED BY THE SEPARATE ACCOUNTS
Merrill Lynch IRA Annuity
Contract No. MLNY-VA-006
Merrill Lynch Investor ChoiceSM Annuity
Contract No, MLNY-VA-010
As Of March 4, 2005

Schedule B

Designated Portfolios and Class

AllianceBernstein Growth and Income Fund, Inc.	Class A

AllianceBernstein Large Cap Growth Fund, Inc.	Class A

AllianceBernstein Small/Mid Cap Value Fund, Inc.	Class A

AllianceBernstein Value Fund, Inc.	Class A
As of March 4, 2005